Crude Salt Field Acquisition Agreement

Transferor: Shouguang city Yangkou town Zhengjia Zhuangzi village stock economic cooperative (hereinafter referred to as Party A)

Registered address: Shouguang City Zhengjia Zhuangzi village yard

Legal representative: Zhang Yugang

Unified Social Credit code: Not applicable

Transferee: Shouguang Hengde Salt Industry Co. Ltd (hereinafter referred to as Party B)

Registered address: Southwest of intersection of Shenghai Road and Yandu Road, Yangkou Town, Shouguang City, Weifang City, Shandong Province

Legal representative: Li Min

Unified social credit code: 91370783MA7MLKPG9P

Whereas: 1. Party A and Party B, in order to improve the utilization rate of the salt field of Qingshuipo Farm, jointly improve economic benefits, ensure that the wastewater of bromine produced by the Parent company of Shouguang Hengde Salt Industry Co. Ltd., fully utilize the surrounding bromine plants and avoid environmental pollution;

2. Party B shall increase funds according to the requirements of the Municipal Party Committee and the Municipal government for the development of Shou Bei Investment, improve the scale and standard of salt pan, establish Shoubei bromine and crude salt co-production demonstration zone.

Party A and Party B shall, in accordance with the civil and relevant laws of the People's Republic of China and the principles of good faith, equality, mutual benefit and common development, both parties agree to undertake their respective rights and obligations through friendly consultation and strictly implement this agreement as follows

Article 1 Subject of transfer

Party A transfers 385,000 square meters of crude salt field of Shouguang City Yangkou town Zhengjia Zhuangzi village stock economic cooperative to Party B.

Article 2 Transfer price and method of delivery

1. Both parties hereto agree that Party B shall purchase Party A's crude salt field (including the land lease fee) within the above range for RMB 54.00 per square meter, and the total transfer price of Party A's crude salt field is RMB 20,790,000.

2. Terms of payment: 80% of the total amount shall be paid on the date of signing the contract by both parties, that is, RMB 16,632,000. The remaining amount of RMB 4,158,000 shall be paid in shares of common stock of Party B’s parent company, Gulf Resources, Inc. Pay to Party A or Party A's designated personnel within three months after Party B has inspected and accepted the crude salt field in writing.

3. Transfer term: June 29, 2024 ------- June 28, 2044

Article 3 Obligations of Party A

1. In the case of national planning and municipal land use, Party A shall assist Party B in complying with national requirements, laws, and regulations and shall compensate Party B for the ground attachments and crude salt field on the land leased by Party B.

2. Party A shall, when necessary, help Party B to coordinate the surrounding relations of the crude salt field and ensure the normal production of the salt field property. Party B shall adhere to Party A's management and maintain the integrity of the salt field.

3. Party A has not established any form of guarantee on the salt field it owns, and there is no legal defect in any form, and Party A guarantees that Party B will not encounter any issues or face threats of a similar nature after the transfer of the salt field.

4. Party B's acquisition of Party A's crude salt field assets represents only a portion of Party A's assets, and Party A warrants that the acquisition of assets will not be accompanied by any debt, and will not affect the normal operations of Party A. Party B will not assume any of Party A's creditor's rights or debts; all such obligations will remain the responsibility of Party A. Additionally, Party A shall be responsible for settling any disputes with staff formerly working at the purchased salt pans, and Party B shall not assume any responsibility for these matters.

5. Party A shall be responsible for the re-arrangement of the staff who originally worked at the purchased crude salt field, and Party B shall not bear any resettlement costs or undertake any employment relationship. The required staff shall be internally deployed or re-recruited by Party B.

Article 4 Obligations of Party B

1. Party B shall not transfer or sell crude salt field without Party A's consent; otherwise it shall be deemed as breach of contract. In such case, Party A shall have the right to terminate the Contract and hold Party B liable in accordance with relevant provisions.

2. Party B shall, in accordance with Article 3 hereof, pay Party A the entire transfer price and land lease fee of the salt field in full and on time.

3. Party B shall be responsible for urging Party A to handle the transfer of the salt pan in a timely manner, according to the provisions of this Agreement on the Approval procedures and industrial and commercial change registration procedures.

Article 5 Liability for breach of contract

If Party B fails to pay the transfer price of such equity and assets to Party A on time as stipulated in this Agreement, Party B shall bear a penalty of 0.3 ‰ per day for any overdue payment.

Article 6 Dispute resolution

Any dispute in connection with or arising out of this Agreement shall be resolved through negotiation between the parties. If no settlement can be reached through negotiation within 30 days, either party hereto shall have the right to bring a lawsuit to the local People's Court where this agreement was signed.

Article 7 Any modification, alteration or supplement to this Agreement shall be made in writing upon mutual agreement of both parties and shall come into force after being formally signed by both parties.

Article 8 This Agreement is made in duplicate, with each party holding one copy. The contract shall be signed and sealed by both parties to be effective.

Party A: Shouguang city Yangkou town Zhengjia Zhuangzi village stock economic cooperative

Manager:

Party B: Shouguang Hengde Salt Industry Co. Ltd

Manager:

Date of signing: June 27, 2024

Place of signing: Shouguang City